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                                                                    Exhibit 11
                              EMCOR Group, Inc.

  Schedule of Computation of Earnings Per Common Share and Common Equivalent
                                    Share
           (Amounts In Thousands, Except Share and Per Share Data)

                                                Years Ended December 31,
                                                 1996             1995
                                             -------------------------------
Primary
-------------------------------------------

Net income (loss)                                 $9,437         $(10,853)
                                             ==============   ==============

Weighted average number of common shares
outstanding                                    9,479,817        9,424,201

Add - common equivalent shares
  (determined using the
  "treasury stock" method) representing
  shares issuable upon exercise of stock
  options                                        458,834          156,217
                                             --------------   --------------

Weighted average number of shares used in
  calculation of primary income per common
  share and common equivalent share            9,938,651        9,580,418
                                             ==============   ==============

Primary net income (loss) per common
  share and common equivalent share                $0.95           $(1.13)
                                             ==============   ==============

Fully Diluted
-------------------------------------------

Net income (loss) for primary income per
  common share and common equivalent
  share                                           $9,437         $(10,853)
                                             ==============   ==============

Weighted average number of shares used in
  calculating primary income per common share
  and common equivalent share                  9,938,651        9,580,418

Shares issuable upon exercise of stock
  options included in primary
  calculation above                             (458,834)        (156,217)

Shares issuable upon exercise of stock
  options based on year-end market price         458,834(a)       182,657
                                             --------------   --------------

Weighted average number of shares used in
  calculation of fully diluted (loss)
  income per common share and common
  equivalent share                             9,938,651(a)     9,606,858
                                             ==============   ==============

Fully diluted net income (loss) per
  common share and common
  equivalent share                                 $0.95           $(1.13)
                                             ==============   ==============

(a) The weighted average number of shares used in calculation of income per common share and common equivalent share for both primary and fully diluted calculations are equivalent as the average market price for the year ended December 31, 1996 exceeded the market price on December 31, 1996.